                                                                   EXHIBIT 10.15



          FIRST AMENDMENT TO AGREEMENT TO ENTER LEASE OF REAL PROPERTY

                    Landmark at Eastview, Tarrytown, New York

      This First Amendment to Agreement to Enter Lease of Real Property (this "Amendment") is made as of the 23rd day of June, 2004 (the "Effective Date") between Eastview Holdings LLC, a Delaware limited liability company ("Eastview"), and Bernardo Property Advisors, Inc., a California corporation ("BPA").

                                    RECITALS:

      WHEREAS, Eastview and BPA entered into an Agreement to Enter Lease of Real Property (the "Original Agreement"), dated as of June 21, 2004; and

      WHEREAS, Eastview and BPA had certain obligations with respect to the necessity to agree upon a final form of Ground Lease (as defined in the Original Agreement) to be executed at the Lease Closing (as defined in the Original Agreement); and

      WHEREAS, Eastview and BPA desire to memorialize their agreement with respect to such form of Ground Lease and amend certain other provisions of the Original Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINED TERMS. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Agreement.

         2. FORM OF GROUND LEASE. Attached hereto as Exhibit A is the form of Ground Lease to be executed by Eastview, as landlord and BPA, as tenant on the Lease Closing Date in accordance with the terms and provisions of the Original Agreement. Notwithstanding the requirement in the Original Agreement to agree upon such form of Ground Lease prior to 12:00 P.M. New York, New York, time, Eastview and BPA hereby acknowledge that both parties desired to extend such time period to accommodate the final negotiations of the parties to agree upon such form and that notwithstanding any delay in the parties' agreement with respect to such form, Eastview and BPA acknowledge that the obligations of both parties set forth in Section 1.2 of the Original Agreement are satisfied.

         3. AMENDMENTS.

            (A) The following text is hereby added as the last sentence in
Section 7.1.8 of the Original Agreement:

For purposes of this Agreement, "Biotechnology Uses" shall mean research, laboratory, office, storage and related facilities by users engaged in biotechnology research, development, limited manufacturing incidental to the production of small amounts of products in the course of development of new biotechnological products, but exclusive of manufacturing on a large-scale basis of products for the retail/consumer market, and other related commercial operations.

            (B) The following text is hereby added as a new Section 1.3 in the Original Agreement:

1.3 Income Tax Matters. Notwithstanding anything to the contrary in this Agreement or any other agreement, Eastview and BPA acknowledge and agree that for Federal, state and local income tax purposes: (a) this Agreement constitutes an agreement of purchase and sale of the Leased Land and is intended to transfer ownership of the Leased Land and constitute a sale thereof as of the Lease Closing; (b) the Initial Rent constitutes the purchase price of the Leased Land; and (c) Eastview and BPA shall report on their respective income tax returns the transactions undertaken pursuant to this Agreement in a manner consistent with the treatment described in (a) and (b). Eastview and BPA acknowledge that neither party hereunder is responsible for the treatment of the transaction set forth in this Agreement as contemplated under this Section 1.3.

      4. REFERENCES; RATIFICATION. All references in the Original Agreement to the "Agreement" shall be deemed to be references to the Original Agreement as modified by this Amendment. Except as set forth herein and contemplated hereby, the Original Agreement shall remain unmodified and in full force and effect, and the parties hereto ratify and confirm all the terms, conditions and provisions thereof.

      5. GOVERNING LAW. The validity, construction, performance and enforceability of this Amendment shall be governed in all respects by the laws of the State of New York, without reference to the choice of law principles thereof.

      6. COUNTERPARTS. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signatures of the respective parties hereto shall constitute a valid and binding execution and delivery of this Amendment by such parties. Such facsimile copies shall constitute enforceable original documents.

      7. CONSTRUCTION. This Amendment, including any exhibits, schedules and amendments, has been negotiated at arms' length and between persons sophisticated and knowledgeable in the matters dealt with in this Amendment. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require any interpretation of any ambiguities in this Amendment against the party that has drafted it is not applicable and is waived. The provisions of this Amendment shall be interpreted in a reasonable manner to effect the purposes of the parties and this Amendment.
[Signature Page Follows]

                                SIGNATURE PAGE TO
          FIRST AMENDMENT TO AGREEMENT TO ENTER LEASE OF REAL PROPERTY
                                 BY AND BETWEEN
                              EASTVIEW HOLDINGS LLC
                                       AND
                        BERNARDO PROPERTY ADVISORS, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

EASTVIEW:                                    BPA:

EASTVIEW HOLDINGS LLC                        BERNARDO PROPERTY ADVISORS, INC.


By /s/ DAVID W. KLOCK                        By /s/ ALAN D. GOLD
  --------------------------------              -----------------------------
  Name: David W. Klock                          Alan D. Gold
  Title: Senior Vice President                  Chairman, President and Chief
                                                Executive Officer

                                    EXHIBIT A

                           FINAL FORM OF GROUND LEASE










                                  GROUND LEASE

                         DATED AS OF             , 2004
                                    ---------- --

                                     BETWEEN

                             EASTVIEW HOLDINGS LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY,

                                   AS LANDLORD

                                       AND

                 ----------------------------------------------,

                  A
                     ----------------------------------------

                                    AS TENANT

                                TABLE OF CONTENTS



ARTICLE 1. Definitions........................................................3

ARTICLE 2. LEASING OF REAL PROPERTY...........................................9

         2.1      LEASE.......................................................9
         2.2      CONDITION OF REAL PROPERTY..................................9
         2.3      IMPROVEMENTS AND PERSONAL PROPERTY..........................9
         2.4      MEMORANDUM.................................................10
         2.5      INCOME TAX MATTERS.........................................10

ARTICLE 3. Term..............................................................10

ARTICLE 4. Rent..............................................................10

         4.1      CALCULATION AND PAYMENT OF RENT............................10
         4.2      INSURANCE; TAXES AND ASSESSMENTS...........................11

ARTICLE 5. Use AND DEVELOPMENT...............................................11

         5.1      USE........................................................11
         5.2      EXCLUSIVE TENANT CONTROL...................................11
         5.3      DEVELOPMENT................................................11
         5.4      LIMITATIONS ON USE.........................................12

ARTICLE 6. Liens.............................................................13

         6.1      LANDLORD OBLIGATIONS.......................................13
         6.2      TENANT OBLIGATIONS.........................................13

ARTICLE 7. Utilities.........................................................13

         7.1      TENANT OBLIGATED TO PAY UTILITY CHARGES....................13
         7.2      UTILITY EASEMENTS..........................................14

ARTICLE 8. Insurance.........................................................15

ARTICLE 9. Taxes and Assessments.............................................15

         9.1      TENANT OBLIGATED TO PAY TAXES AND ASSESSMENTS..............15
         9.2      TAX INVOICES...............................................16
         9.3      TAXES ON TENANT'S PERSONAL PROPERTY........................16
         9.4      DEFINITION OF "REAL ESTATE TAXES"..........................17
         9.5      FEES AND EXACTIONS.........................................17
         9.6      TENANT'S RIGHT TO CONTEST TAXES AND OTHER CHARGES..........17

ARTICLE 10. EVENTS AFFECTING THE CONDITION OF THE REAL PROPERTY..............17

         10.1     LANDLORD NOT OBLIGATED TO REPAIR AND MAINTAIN
                  REAL PROPERTY..............................................17
         10.2     ALTERATIONS AND IMPROVEMENTS...............................17
         10.3     CORRECTION OF DANGEROUS CONDITIONS.........................18

         10.4     DAMAGE.....................................................18
         10.5     CONDEMNATION...............................................18

ARTICLE 11. IndemnitIES......................................................18

         11.1     TENANT'S DUTY..............................................18
         11.2     LIMITATIONS ON INDEMNITY...................................19
         11.3     SURVIVAL OF INDEMNITY......................................20

ARTICLE 12. Assignment.......................................................20

         12.1     ASSIGNMENT BY LANDLORD.....................................20
         12.2     TENANT'S RIGHT TO SUBLEASE.................................20
         12.3     TENANT'S RIGHT TO MORTGAGE.................................20
         12.4     NOTICES TO LEASEHOLD MORTGAGEE.............................21
         12.5     NOTICE TO LEASEHOLD MORTGAGEE OF TENANT EVENT OF
                  DEFAULT....................................................21
         12.6     PROCEDURE ON TENANT EVENT OF DEFAULT.......................22
         12.7     ACQUISITION BY LEASEHOLD MORTGAGEE.........................23
         12.8     NEW GROUND LEASE...........................................23
         12.9     NO MODIFICATIONS WITHOUT CONSENT...........................23
         12.10    BENEFITS...................................................24
         12.11    ADDITIONAL DOCUMENTS.......................................24
         12.12    NO LANDLORD LIENS..........................................24

ARTICLE 13. DEFAULTS AND REMEDIES............................................24

         13.1     TENANT EVENTS OF DEFAULT...................................24
         13.2     LANDLORD REMEDIES..........................................24
         13.3     LANDLORD EVENTS OF DEFAULT.................................25
         13.4     TENANT REMEDIES............................................25
         13.5     EXCULPATION................................................26

ARTICLE 14. Estoppel Certificates............................................26

ARTICLE 15. Notices..........................................................26

         15.1     NOTICE ADDRESSES...........................................26
         15.2     CERTAIN NOTICE OBLIGATIONS.................................27

ARTICLE 16. intentionally omitted............................................28

ARTICLE 17. INTENTIONALLY OMITTED............................................28

ARTICLE 18. subdivision efforts and sale of real property....................28

         18.1     PURSUIT OF MAP EVENTS......................................28
         18.2     FORBEARANCE FROM PURSUIT OF SITE PLAN APPROVALS............30
         18.3     EASEMENTS..................................................32
         18.4     CONVEYANCE OF PARCELS FOLLOWING APPROVAL OF
                  SUBDIVISION MAPS...........................................33
         18.5     FURTHER ASSURANCES.........................................36

ARTICLE 19. Miscellaneous....................................................36

         19.1     SUCCESSORS AND ASSIGNS.....................................36
         19.2     CAPTIONS...................................................36
         19.3     SEVERABILITY...............................................37
         19.4     CHOICE OF LAW..............................................37
         19.5     ENTIRE AGREEMENT...........................................37
         19.6     COUNTERPARTS...............................................37
         19.7     LANDLORD/TENANT RELATIONSHIP...............................37
         19.8     WAIVER.....................................................37
         19.9     PRONOUNS AND SINGULAR/PLURAL...............................37
         19.10    TIME OF ESSENCE............................................37
         19.11    FAIR MEANING...............................................38
         19.12    SECTION REFERENCES.........................................38
         19.13    GROUND LEASE REVIEWED......................................38
         19.14    OBLIGATIONS AS COVENANTS...................................38
         19.15    ADDITIONAL DOCUMENTS.......................................38
         19.16    WAIVER OF JURY TRIAL.......................................38

                                TABLE OF EXHIBITS


EXHIBIT A - 1  Greenburgh Core Campus, MSG Parcel and Residential Parcel

EXHIBIT A - 2  Mount Pleasant Core Campus, Home Depot Parcel and Retail Parcel

EXHIBIT B  Legal Description of Real Property

                               TABLE OF SCHEDULES


SCHEDULE 1        Existing Exceptions

                                  GROUND LEASE

      This GROUND LEASE is entered into as of this ____ day of _________, 2004 (the "EFFECTIVE DATE") by and between Eastview Holdings LLC, a Delaware limited liability company ("LANDLORD"), and________________________, a ________________
limited liability company ("TENANT").

                                    RECITALS:

      WHEREAS, Landlord is the owner of fee title to the following lands (collectively, the "SUBJECT LAND"):

            (1) Greenburgh Core Campus. The land in the Town of Greenburgh, New York, shown as Lot 2 on the Preliminary Greenburgh Subdivision Site Plan prepared by John Meyer Consulting last dated April 13, 3004 (the "GREENBURGH SUBDIVISION PLAN") which subdivision plan is attached hereto as EXHIBIT A-1 and made a part hereof. Landlord has submitted the Greenburgh Subdivision Plan to the appropriate Governmental Authority in the Town of Greenburgh in order to establish said property, in accordance with applicable laws, as consisting exclusively of separate legally subdivided lands distinct from the lands described in clauses (2) and (3) below. The approval of said plan subject to and in accordance with Article 18 hereof sometimes is referred to herein as the "GREENBURGH MAP EVENT". Said land, as the boundaries thereof may be adjusted in connection with the Greenburgh Map Event, sometimes is referred to herein as the "GREENBURGH CORE CAMPUS".

            (2) MSG Parcel. The land in the Town of Greenburgh, New York shown as Lot 1 on the Greenburgh Subdivision Plan. Said land, as the boundaries thereof may be adjusted in connection with the Greenburgh Map Event, sometimes is referred to herein as the "MSG PARCEL".

            (3) Residential Parcel. The land in the Town of Greenburgh, New York shown as Lot 3 on the Greenburgh Subdivision Plan. Said land is to be zoned for residential development. Said land, as the boundaries thereof may be adjusted in connection with the Greenburgh Map Event, sometimes is referred to herein as the "RESIDENTIAL PARCEL".



      (4) Mount Pleasant Core Campus. The land in the Town of Mount Pleasant, New York, shown as Lot 1 on the Mount Pleasant Full Development Plan (Option B), prepared by John Meyer Consulting dated June 8, 2004 (the "MOUNT PLEASANT SUBDIVISION PLAN"), which subdivision plan is attached hereto as EXHIBIT A-2 and made a part hereof (the "MOUNT PLEASANT CORE CAMPUS"). Landlord intends to submit the Mount Pleasant Subdivision Plan and related application materials to the appropriate Governmental Authority in the Town of Mount Pleasant in order to:

   (a) establish said property, in accordance with the applicable laws, as consisting exclusively of separate legally subdivided lands distinct from the lands described in clause (5) and clause (6) below (or subsets of land consisting exclusively of distinct legal parcels which together comprise such groupings of land), and

      (b) cause the delineation and mitigation of certain wetlands substantially in accordance with the delineation of such wetlands as depicted on EXHIBIT A-2 and issuance of a related wetlands permit, and

            (c) obtain site plan approval to permit demolition of a certain existing parking lot area located on the Retail Parcel (as defined below) as depicted on EXHIBIT A-2, the demolition of sundry buildings on the Mount Pleasant Core Campus, and the construction of a new parking area on the Mount Pleasant Core Campus as generally shown in the area designated on EXHIBIT A-2 and to permit other immaterial site adjustments in accordance with Article 18 as may be required during the review process in Mount Pleasant. The approval of said plan in accordance with Article 18 hereof sometimes is referred to herein as the "MOUNT PLEASANT MAP EVENT", and the Mount Pleasant Map Event and the Greenburgh Map Event sometimes are referred to herein collectively as the "MAP EVENTS".

                  (5) Home Depot Parcel. The land in the Town of Mount Pleasant, New York shown as Lot 2 on the Mount Pleasant Subdivision Plan, which land is already zoned for retail development and has site plan approval. Said land, as the boundaries thereof may be adjusted in connection with the Mount Pleasant Map Event, sometimes is referred to herein as the "HOME DEPOT PARCEL".



                  (6) Retail Parcel. The land in the Town of Mount Pleasant, New York shown as Lot 3 on the Mount Pleasant Subdivision Plan, which land is already zoned for retail development. Said land, as the boundaries thereof may be adjusted in connection with the Mount Pleasant Map Event, sometimes is referred to herein as the "RETAIL PARCEL".


      WHEREAS, Landlord and Tenant are the parties to that certain Agreement to Enter Lease of Real Property dated as of June 21, 2004 concerning the Subject Land (the "EXECUTORY LEASE AGREEMENT");

      WHEREAS, Landlord and Tenant now desire to enter into this Ground Lease in order to comply with their respective obligations under the Executory Lease Agreement; and

      WHEREAS, Landlord and Tenant desire and intend that this Ground Lease constitute a sale of the Real Property by Landlord to Tenant as of the Effective Date.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby enter into this Ground Lease upon the terms and conditions set forth herein.

ARTICLE 1.

DEFINITIONS

      "AFFILIATE" when used with respect to a Person, means (i) a Person which, directly or indirectly, controls, is controlled by or is under common control with such Person or (ii) a direct or indirect owner, officer, director, employee or trustee of a Person which serves in a similar capacity with respect to, such Person. For the purpose of this definition, control of a Person that is not an individual shall mean the power (through ownership of more than 50% of the voting equity interests of such Person or through any other means) to direct the management and policies of a Person.

      "APPLICATION" means any agreement, application, certificate, document, or submission (or amendment of any of the foregoing): (a) necessary or appropriate for any construction this Ground Lease allows, including any application for any building permit, certificate of occupancy, utility service or hookup, easement, covenant, condition, restriction, subdivision plat, or such other instrument as Tenant may from time to time reasonably request for such construction; (b) to allow Tenant to obtain any abatement, deferral, or other benefit otherwise available for real property taxes; (c) if and to the extent (if any) this Ground Lease permits, to allow Tenant to change the use or zoning of the Real Property;
      (d) to enable Tenant from time to time to seek any Approval or to use and operate the Real Property in accordance with this Ground Lease; or (e) otherwise reasonably necessary and appropriate to permit Tenant to realize the benefits and burdens of the ownership of the Real Property under this Ground Lease.

      "APPROVAL" means any and all licenses, permits (including building, demolition, alteration, use, and special permits), approvals, consents, certificates (including certificate(s) of occupancy), rulings, variances, authorizations, or amendments to any of the foregoing as shall be necessary or appropriate under any law for the commencement, performance, or completion of any construction, or the zoning, rezoning (to the extent this Ground Lease allows), use, occupancy, maintenance, or operation of the Real Property.

      "BILL OF SALE AND ASSIGNMENT AGREEMENT" has the meaning given in Section
      2.3 of this Ground Lease.

      "BIOTECHNOLOGY USES" means research, laboratory, office, storage and related facilities by users engaged in biotechnology research, development, limited manufacturing incidental to the production of small amounts of products in the course of development of new biotechnological products, but exclusive of manufacturing on a large-scale basis of products for the retail/consumer market, and other related commercial operations.

      "CLAIMS" has the meaning given in Section 11.1.1 of this Ground Lease.

      "CONTEST" means appropriate legal proceedings diligently conducted in good faith, to dispute: the amount or validity of any real property taxes or prohibited lien; the valuation, assessment, or reassessment (whether proposed, phased, or final) of the Real Property for real property taxes; the amount of any real property tax; the validity of any law or its application to the Real Property; the terms or conditions of, or requirements for, any Approval; or the validity or merit of any claim against which this Ground Lease requires Tenant to indemnify Landlord; provided, however, in each case, in the event that a portion of the Subject Land (other than the Real Property) is in danger of being sold, forfeited, terminated, cancelled or lost in Landlord's reasonable discretion, Tenant shall furnish security or provide other assurances reasonably satisfactory to Landlord to protect Landlord's interests in the Subject Land against such danger upon Landlord's reasonable request therefor.

      "DEFAULT RATE" means, on any relevant date, twelve percent (12%) per annum.

      "EASEMENTS" means, the easements entered into at the Lease Closing pursuant to the Executory Lease Agreement or as may otherwise be entered into in accordance with Article 18 of this Ground Lease.

      "EFFECTIVE DATE" has the meaning given in the preamble to this Ground
      Lease.

      "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations, court decisions and other authority relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, materials or wastes, environmental conditions on, under or about the Project or the Subject Land, or otherwise, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Federal Water Pollution Control Act of 1972, 33 U.S.C. Section 1251, et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136, et seq., the Federal Hazardous Substances Control Act, 15 U.S.C.
      Section 1261, et seq., the Noise Control Act of 1972, 42 U.S.C. Section 4901, et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., the American with Disabilities Act, 42 U.S.C. Section 12101, et seq., any amendments to the foregoing, and any similar statutory or common federal, state or local laws, ordinances, rules, decrees, orders or regulations.

      "ESCROW AGENT" has the meanings given in Section 4.1.2 of this Ground
      Lease.

      "EXECUTORY LEASE AGREEMENT" has the meaning given in the preamble to this Ground Lease.

      "EXISTING EXCEPTIONS" means any liens or other exceptions set forth on
      SCHEDULE 1 attached hereto.

      "GOVERNMENTAL AUTHORITY" means each and every governmental agency, authority, bureau, department, quasi-governmental authority, body, or other entity or instrumentality having or claiming jurisdiction over the Real Property (or any activity this Ground Lease allows), including the United States federal government, the state and county government and their subdivisions and municipalities, and all other applicable government agencies, authorities, and subdivisions thereof. "Governmental Authority" shall also include any planning commission, board of standards and appeals, department of buildings, city council, zoning board of appeals, or planning board or commission having or claiming jurisdiction over the Real Property or any activities on or at the Real Property.

      "GREENBURGH CORE CAMPUS" has the meaning given in the recitals to this Ground Lease.

      "GREENBURGH MAP EVENT" has the meaning given in the recitals to this Ground Lease.

      "GREENBURGH SITE PLAN APPROVAL" means that certain Resolution adopted by the Town Board of the Town of Greenburgh, New York, as of October 2, 2001, which, among other things, permits the development described therein upon the Greenburgh Core Campus (in addition to those improvements presently existing on the Greenburgh Core Campus), subject to all terms, conditions and requirements thereof.

      "GREENBURGH SUBDIVISION PLAN" has the meaning given in the recitals of this Ground Lease.

      "GROUND LEASE" means this Ground Lease, as the same may be amended from time to time in accordance with the terms hereof.

      "HAZARDOUS MATERIALS" means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance, material or waste under any Environmental, Health and Safety Law, including, but not limited to, those substances, materials or wastes regulated now or in the future under any statutes or regulations; (b) is controlled or governed by any Environmental, Health and Safety Law or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder; or (c) is flammable or explosive material, oil or any other petroleum-based substance, freon, friable asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

      "HOLDBACK AMOUNT" has the meaning given in Section 4.1.2 of this Ground Lease.

      "HOME DEPOT PARCEL" has the meaning given in the recitals of this Ground Lease.

      "IMPROVEMENTS" has the meaning given in Section 2.3 of this Ground Lease.

      "LANDLORD" has the meaning given in the preamble to this Ground Lease.

      "LANDLORD EVENT OF DEFAULT" has the meaning given in Section 13.3 of this Ground Lease.

      "LAWS" has the meaning given in Section 5.4.1 of this Ground Lease.

      "LEASEHOLD MORTGAGE" has the meaning given in Section 12.3 of this Ground Lease.

      "LEASEHOLD MORTGAGEE" has the meaning given in Section 12.3 of this Ground Lease.

      "MAP EVENTS" has the meaning given in the recitals to this Ground Lease.

      "MOUNT PLEASANT CORE CAMPUS" has the meaning given in the recitals to this Ground Lease.

      "MOUNT PLEASANT MAP EVENT" has the meaning given in the recitals to this Ground Lease.

      "MSG PARCEL" has the meaning given in the recitals to this Ground Lease.

      "OFFICIAL RECORDS" means the appropriate county records for memorialization of interests in real property.

      "OUTSIDE DATE" has the meaning given in Section 4.1.2 of this Ground
      Lease.

      "PARTY" means either Landlord or Tenant.

      "PARTIES" means both Landlord and Tenant.

      "PERMITTED EXCEPTIONS" has the meaning given in Section 2.1 of this Ground Lease.

      "PERSON" means any corporation, partnership, limited liability company, unincorporated association, trust, other entity or natural person.

      "PROJECT" means the Real Property, Tenant's rights under the Easements, the Improvements and the additional property interests conveyed pursuant to the Bill of Sale and Assignment Agreement.

      "REAL PROPERTY" means the Greenburgh Core Campus and the Mount Pleasant Core Campus, together with Landlord's Interest in all rights-of-way or use, easements, servitudes, licenses, tenements, driveways, approaches, pavements, hereditaments, curbs and street front privileges and appurtenances thereunto belonging as more particularly described on Exhibit B attached hereto and made a part hereof.

      "REMEDIES NOTICE" has the meaning given in Section 12.5.1.

      "RENT" has the meaning given in Section 4.1 of this Ground Lease.

      "RESIDENTIAL PARCEL" has the meaning given in the recitals to this Ground Lease.

      "RETAIL PARCEL" has the meaning given in the recitals to this Ground
      Lease.

      "SUBJECT LAND" has the meaning given in the recitals to this Ground Lease.

      "TENANT" has the meaning given in the preamble to this Ground Lease.

      "TENANT EVENT OF DEFAULT" has the meaning given in Section 13.1 of this Ground Lease.

      "TENANT LEASEHOLD ESTATE" has the meaning given in Section 12.3 of this Ground Lease.

      "TENANT PARTIES" has the meaning given in Section 11.1.2 of this Ground Lease.

      "TERM" has the meaning given in Article 3 of this Ground Lease.

      "UTILITY EASEMENTS" has the meaning given in Section 7.2 of this Ground Lease.

ARTICLE 2.
LEASING OF REAL PROPERTY.

      2.1 LEASE. Landlord hereby leases the Real Property to Tenant, and Tenant hereby leases the Real Property from Landlord, upon the terms and conditions set forth in this Ground Lease. Said lease shall convey to Tenant a leasehold interest in the Real Property pursuant to this Ground Lease which shall not be subject to any exceptions to title other than the following (the "PERMITTED EXCEPTIONS"): (a) the Existing Exceptions; (b) the Leases (as defined in the Executory Lease Agreement); (c) the rights of Landlord under this Ground Lease; and (d) any other exceptions to title approved in writing by Tenant. Landlord covenants that, subject to the exceptions, reservations, terms and conditions of this Ground Lease, at all times throughout the Term, and so long as Tenant is not in default hereunder, Tenant's quiet enjoyment of the Real Property shall not be disturbed by any act of Landlord or of anyone acting by, through or under Landlord, excepting only those easements, encumbrances or defects of title created or suffered by Tenant and the Permitted Exceptions.

      2.2 CONDITION OF REAL PROPERTY.2.2.1 Condition. The Real Property is being leased in an "AS IS" condition and on a "WHERE IS AND WITH ALL FAULTS" basis as of the Effective Date. By entering into this Ground Lease, Tenant will assume the risk of, and liability associated with, (a) the condition of the Real Property, including, but not limited to, known or unknown defects in the structural or other physical condition of the Real Property, including, without limitation, any conditions resulting in the investigation, removal or remediation of any releases or threatened releases of Hazardous Materials, and/or (b) the compliance of the Real Property, or lack of compliance, with any law or regulation applicable thereto and all ordinances, rules, regulations, rulings and orders promulgated or adopted pursuant thereto, including, without limitation, the Environmental, Health and Safety Laws.

            2.2.2 Survival of Obligations. Notwithstanding the foregoing Section
                  2.2, nothing in such Section 2.2 shall relieve Landlord from any obligations of Landlord under the Executory Lease Agreement which by the terms thereof survive the "Lease Closing" thereunder (subject to the limitations on Landlord's representations, warranties and covenants set forth in the Executory Lease Agreement), and nothing contained herein shall relieve Tenant from any of its obligations, acknowledgments or agreements under the Executory Lease Agreement which by the terms thereof survive the "Lease Closing" thereunder.

      2.3 IMPROVEMENTS AND PERSONAL PROPERTY. Simultaneously herewith, Landlord is selling to Tenant all improvements and fixtures owned by Landlord located on the Real Property (the "IMPROVEMENTS"), all personal property and additional property interests located on and related to the Real Property and assigning all leases, service contracts and other agreements related to the Real Property pursuant to a Bill of Sale and Assignment of Related Property Rights (the "BILL OF SALE AND ASSIGNMENT AGREEMENT"). To the extent that Landlord transfers any rights, such as zoning, site plan and subdivision approvals and related rights, Tenant shall cooperate in good faith with Landlord to transfer (pursuant to a document in similar form to the Bill of Sale and Assignment Agreement reasonably acceptable to the Parties) such rights and approvals back to Landlord to the extent necessary to achieve the Map Events upon Landlord's request, together with reasonable evidence of the necessity therefor.

      2.4 MEMORANDUM. Concurrently with the execution of this Ground Lease, the parties shall enter into a short form of memorandum of this Ground Lease in a form reasonably approved by the parties hereto, which shall be recorded in the Official Records.

      2.5 INCOME TAX MATTERS. Notwithstanding anything to the contrary contained in this Ground Lease or the Executory Lease Agreement, Landlord and Tenant agree that (a) Landlord and Tenant intend that for purposes of Federal, state and local income taxes, this Ground Lease transfers ownership of the Real Property from Landlord to Tenant and constitutes a sale of the Real Property as of the Effective Date; (b) as of the Effective Date, the purchase price for the Real Property is NINETY-SEVEN MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($97,500,000.00); (c) upon Landlord's receipt of the Holdback Amount (defined below), along with accrued interest thereon, pursuant to the last sentence of
Section 4.1.2, the Holdback Amount shall constitute additional purchase price received by Landlord in connection with the sale of the Real Property; (d) Tenant shall at all times conduct its business and the operation of the Real Property and fulfill its obligations under this Ground Lease in a manner as though it were the fee owner of the Real Property; and (e) each will report the transaction described in this Ground Lease, in all Federal, state and local income tax returns and other filings in a manner consistent with this Section
2.5. Landlord and Tenant acknowledge that neither party hereunder is responsible for the treatment of the transaction set forth in this Ground Lease as contemplated hereunder.

ARTICLE 3.
TERM.

      The term of this Ground Lease (the "TERM") shall begin on the Effective Date and shall terminate on the ninety-ninth (99th) anniversary of the Effective Date, unless earlier terminated to the extent and in accordance with the provisions hereof.

ARTICLE 4.
RENT.

      4.1 CALCULATION AND PAYMENT OF RENT. Commencing on the Effective Date and continuing during the Term of this Ground Lease, Tenant agrees to pay to Landlord rent ("RENT") as follows:

            4.1.1 Initial Rent Installment. On the Effective Date, Tenant shall pay to Landlord an initial installment of rent equal to NINETY EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($98,500,000.00) (the "INITIAL RENT INSTALLMENT") subject to the escrowing of the "Holdback Amount" as provided in Section
                  4.1.2 below.

            4.1.2 Adjustment of Initial Rent Installment. On the Effective Date,
                  Tenant shall deposit into escrow with the escrow agent under the Executory Lease Agreement (the "ESCROW AGENT") an amount equal to ONE MILLION AND NO/ DOLLARS ($1,000,000.00) as a holdback (the "HOLDBACK AMOUNT") of a portion of the Initial Rent Installment, which amount shall be held by Escrow Agent in an interest bearing account, to be released to Landlord on the terms and conditions set forth below in connection with Landlord's efforts to achieve the Map Events as contemplated under Article 18 hereof and in accordance with the intent of the parties to confirm Tenant's interest in the absolute fee simple title to the Real Property. At such time as both Map Events occur, Landlord shall be entitled to receive the Holdback Amount, with accrued interest thereon, provided, however that if both Map Events do not occur on before the date which is two years after the Lease Closing (the "OUTSIDE DATE") (which date shall be subject to Force Majeure Delays (as provided in Section
                  18.1.4 hereof), the Holdback Amount, with accrued interest thereon, shall be paid to Tenant as a reduction of the Initial Rent Installment. Landlord shall be entitled to receive the Holdback Amount, with accrued interest, upon unilateral demand therefore made by Landlord, together with reasonable evidence of the satisfaction of the conditions for release set forth herein.

      4.2 INSURANCE; TAXES AND ASSESSMENTS. Tenant shall pay the costs of insurance, any taxes and assessments, and any other charges, all as they relate to the Real Property and by reason or in any manner connected with or arising from the leasing, operation, management, maintenance, repair, use or occupancy of, or construction affecting, the Real Property in accordance with Section 8 and Section 9 hereof and shall pay all personal property taxes, occupancy and rent taxes, water, water meter and sewer rents, rates and charges, excises, licenses and permit fees, service charges with respect to police protection, fire protection, street and highway construction, maintenance and lighting, sanitation and water supply, if any, fines, penalties and other or like Governmental Authority charges applicable to the foregoing and any interest or cost in respect thereof, and any and all other Governmental Authority levies, fees, transfer taxes, rents, assessments or taxes and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, and any interest or cost in respect thereto, which, at any time during the Term, are assessed, levied, confirmed or imposed upon the Real Property (or any appurtenances thereto) or the use or occupancy thereof. The Ground Lease is intended to be and shall be construed in accordance with Section
2.5 above.

ARTICLE 5.
USE AND DEVELOPMENT.

      5.1 USE. Tenant shall have the right to develop and use the Real Property for all purposes permitted under applicable law, including without limitation, Biotechnology Uses. Tenant need not operate the Real Property or conduct business of any nature at the Real Property, or use or operate the Real Property in any particular manner. Tenant may discontinue operations at the Real Property at any time and from time to time. Tenant may vacate the Real Property.

      5.2 EXCLUSIVE TENANT CONTROL. Subject to Permitted Exceptions and the easements and agreements contemplated by this Ground Lease Tenant shall have exclusive control, possession, occupancy, use and management of the Real Property. Landlord shall not have the right to enter or use the Real Property, or to enter agreements affecting the Real Property, in each case, except as expressly permitted or contemplated by this Ground Lease.

      5.3 DEVELOPMENT. Tenant may develop the Real Property for such uses and with such Improvements permitted by applicable Law (including without limitation Biotechnology Uses and Improvements intended for Biotechnology Uses to the extent so permitted) as Tenant shall determine in its sole discretion and without any requirement that Tenant receive any further approval from Landlord whatsoever, subject only to Section 18.2 below. Further, upon Tenant's request, Landlord shall, without cost to Landlord, execute any Application as Tenant reasonably may request to the extent required, solely by reason of the fact that Landlord is the fee title holder, to allow such Application and the Approvals sought thereby, provided that such Application is in customary form and imposes no obligations upon Landlord. Promptly upon Tenant's request and without charge (other than reimbursement by Tenant of any reasonable actual out of pocket third party expenses incurred by Landlord in connection therewith), Landlord shall furnish to Tenant all information in its possession or control reasonably requested by Tenant in connection with any such Application. The parties acknowledge and agree that the Applications contemplated by this Section include, to the extent not otherwise inconsistent with this Ground Lease, without limitation requests by Tenant for land use Approvals (e.g., zoning changes, conditional use Approvals, site plan Approvals, Approvals required in connection with the subdivision of the Real Property, etc.), Approvals required to build Improvements on the Real Property (e.g., building permits) and Approvals required in order to establish the Real Property as a separately taxable parcel under applicable property tax regimes, or to establish separate taxable parcels within the Real Property, in each case whether such Approvals are ministerial or discretionary in nature. Notwithstanding anything to the contrary set forth herein, in granting such necessary consent to facilitate any such Application, Landlord does not hereby or thereby relinquish any rights it may have to oppose any such Application.

      5.4 LIMITATIONS ON USE. Notwithstanding the foregoing provisions of this
Article 5:

            5.4.1 To the extent Tenant's failure to do so will subject Landlord to civil or criminal liability, will cause an unsafe condition that poses an imminent risk to health or safety, may result in a lien being filed against Landlord's fee interest in any of the Subject Land (other than the Real Property, provided that such lien will not affect the remainder of the Subject Land (other than the Project) subject to Tenant's right to Contest), or will result in a material breach of any Easement, Tenant shall during the Term, at Tenant's expense, subject to Tenant's right to Contest, comply with all applicable laws, rules, regulations, orders and ordinances, including, without limitation, Environmental, Environmental, Health and Safety Laws (collectively, "LAWS") and Permitted Exceptions. Nothing contained herein, shall be deemed or construed to impair or negate in any manner whatsoever Tenant's indemnity obligations to Landlord under Article 11 hereof by reason of Tenant's failure to comply with any Laws applicable to the Real Property, or the use or occupancy thereof or otherwise.

            5.4.2 Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from the Real Property, unless such use, generation, manufacturing, release, storage or disposal is approved by Landlord or otherwise is in compliance with applicable Environmental, Health and Safety Laws. Tenant does hereby assume the full obligation for any claims, actions, suits, liabilities, losses, costs or expenses arising out of or relating to any investigations, removal or remediation of any releases or threatened releases of Hazardous Materials. Notwithstanding anything to the contrary contained in the immediately preceding sentence of this
                  Section 5.4.2, nothing in the immediately preceding sentence of this Section 5.4.2 shall relieve Landlord from any obligations under the Executory Lease Agreement which by the terms thereof survive the "Lease Closing" thereunder (subject to the limitations on Landlord's representations, warranties and covenants set forth in the Executory Lease Agreement).



ARTICLE 6.
LIENS.

      6.1 LANDLORD OBLIGATIONS. Landlord shall keep the Project clear of any and all mechanic's and other liens resulting from acts or omissions of Landlord, its employees, contractors, agents and assigns. If any lien shall at any time be filed against the Project on account of any such acts or omissions, then Landlord shall with all due diligence, and in any event no later than seven (7) days from notice from Tenant of such lien, cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or otherwise. If Landlord shall fail to promptly discharge any such lien, then, in addition to any other right or remedy it may have hereunder or otherwise, Tenant may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due or by securing a bond in an amount and manner reasonably satisfactory to Tenant. Any amount paid or deposited by Tenant for any of the aforesaid purposes, and all reasonable costs and other expenses of Tenant, including reasonable counsel fees, in defending any such action or in procuring the discharge of such lien, with all necessary disbursements in connection therewith, together with interest thereon at the Default Rate from the date of the payment or deposit, shall be payable by Landlord within fifteen
(15) days of written demand from Tenant.

      6.2 TENANT OBLIGATIONS. Tenant shall keep all portions of the Subject Land (other than the Project, clear of any and all mechanic's and other liens resulting from acts or omissions of Tenant, its tenants, sub-tenants, employees, contractors, agents and assigns, provided that Tenant shall be required to clear all such liens in respect of the Project if such liens will affect the remainder of the Subject Land (other than the Project) but subject to Tenant's right to Contest any such liens. If any lien shall at any time be filed against any portion of the Subject Land (other than the Project, provided that such lien will not affect the remainder of the Subject Land (other than the Project) but subject to Tenant's right to Contest any such liens)) on account of any such acts or omissions, then Tenant shall with all due diligence, and in any event no later than seven (7) days from notice from Landlord of such lien, cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to promptly discharge any such lien, then, in addition to any other right or remedy it may have hereunder or otherwise, Landlord may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due or by securing a bond in an amount and manner reasonably satisfactory to Landlord. Any amount paid or deposited by Landlord for any of the aforesaid purposes, and all reasonable costs and other expenses of Landlord, including reasonable counsel fees, in defending any such action or in procuring the discharge of such lien, with all necessary disbursements in connection therewith, together with interest thereon at the Default Rate from the date of the payment or deposit, shall be payable by Tenant within fifteen (15) days of written demand from Landlord.

ARTICLE 7.
UTILITIES.

      7.1 TENANT OBLIGATED TO PAY UTILITY CHARGES. Tenant shall contract for, in Tenant's name, and shall be solely responsible for, all charges for water, gas, electricity, light, heat, power, telephone, sewer, trash collection and waste removal and/or disposal, security or guard service, alarm systems, or other service, and any taxes, levies or excises thereon, used, rendered or supplied to Tenant in connection with the Real Property; and for all connection and closing charges, and any tax or excise thereon; and for any Governmental Authority service or service subject to Governmental Authority regulation, however described, furnished to the Real Property during the Term. Landlord shall not be liable to Tenant for any loss, injury, damage, disruption of business or any other harm resulting from any interruption of utility services to the Project.

      7.2 UTILITY EASEMENTS. Subject to Tenant's obligations with respect to the grant and performance of easements contemplated under Section 18.3 hereof, Tenant shall be entitled, and is hereby authorized to, grant easements with respect to the Real Property for general utility purposes, ingress and egress, and water and sewage purposes, to and as may be reasonably required by any public or private utility company or other authority in order to provide service to the Real Property or other properties in the vicinity of the Real Property (the "UTILITY EASEMENTS"). Subject to the rights and limitations of the Parties set forth in Article 18 hereof, Landlord agrees to cooperate with Tenant in making such grants upon the Real Property, to the extent requested by Tenant, so long as Tenant reimburses Landlord for any reasonable actual out of pocket third party costs incurred by Landlord in connection therewith.

ARTICLE 8.
INSURANCE.

      During the Term of this Ground Lease, Tenant shall maintain, at its sole cost and expense, general comprehensive public liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in, or about the Real Property, providing coverage for a combined single limit of $6,000,000 for any one occurrence. Tenant shall increase the combined single limit coverage provided by such insurance to an amount requested by Landlord, provided that such increased amount shall not be greater than the limits then customarily required by prudent landlords under leases such as the Ground Lease for similar properties in the country and state within which the Real Property is located. Tenant shall also maintain during the Term of this Ground Lease, (a) workers' compensation insurance subject to the statutory limits in New York, and (b) automobile liability insurance in an amount of not less than $1,000,000.00 per occurrence covering liability for bodily injury and property damage. The insurance required to be maintained by Tenant pursuant to this Article 8 shall be placed with reputable companies licensed to do business in the State of New York, having a minimum policyholders' rating of "AVIII" or better based upon the latest rating of Property and Casualty Insurers by A.M. Best Company, and may be provided as part of a blanket policy, provided it does not reduce coverage as to the Real Property as would otherwise be provided by a separate policy insuring only the Real Property in compliance with this Article
8. Tenant shall name Landlord, LB Eastview Inc., LCOR Eastview LLC, Argent Landmark LLC, and Eastview SPE Inc. as additional insureds on the policy of insurance procured in satisfaction of this Article 8. On or before the Effective Date, Tenant shall deliver to Landlord a certificate of insurance (prepared on an insurance certificate form known as "ACORD 28"). Not less than thirty (30) days prior to the expiration dates of the insurance policy or policies furnished to Landlord hereunder, certified copies of the such insurance policy or policies marked "premium paid" or accompanied by evidence satisfactory to Landlord of payment of the premiums due thereunder, shall be delivered by Tenant to Landlord. The insurance policy or policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least 30 days' written notice to Landlord.

ARTICLE 9.
TAXES AND ASSESSMENTS.

      9.1 TENANT OBLIGATED TO PAY TAXES AND ASSESSMENTS. Tenant covenants and agrees to pay and discharge, all real estate taxes, water charges, sewer charges, assessments, and all other governmental charges or impositions of every kind and nature and installments thereof which may be taxed, charged, levied, assessed or imposed on account of periods within the Term upon all or any portion of or in relation to the Real Property; provided, however, that (a) Tenant shall not be obligated to bear any portion of any such real estate taxes or assessments attributable to periods before or after the Term; (b) in the year in which the Effective Date occurs and in the year in which the Term shall terminate (unless such termination is by reason of the occurrence of the Map Events as set forth in Article 18 hereof) such taxes and assessments shall be prorated between Tenant and Landlord on the basis of the number of days of the Term within said year; (c) Tenant shall not be obligated to pay any real estate taxes, assessments, sewer charges or other governmental charges or impositions, an increase in which Landlord has agreed to without Tenant's consent, which consent shall not be unreasonably withheld and (d) if such real estate taxes or assessments are imposed or assessed with respect to a greater portion of real property of which the Real Property constitutes but a part, then Tenant only shall be obligated to bear such portion of such real estate taxes or assessments as reasonably is attributable to the Real Property; and, based upon the following formula. With respect to that portion of the Subject Land located in the Town of Mount Pleasant (the "MOUNT PLEASANT SITE"), Tenant shall pay 100% of the real estate taxes and assessments attributable to the Improvements located on the Mount Pleasant Core Campus, plus a share of real estate taxes and assessments apportioned to the land assessment on the Mount Pleasant Site determined by multiplying the land assessment by a fraction, the numerator of which is the square footage of the land comprising the Mount Pleasant Core Campus and the denominator of which is the entire square footage of land comprising the Mount Pleasant Site. With respect to that portion of the Subject Land located in the Town of Greenburgh (the "GREENBURGH SITE"), Tenant shall pay 100% of the real estate taxes and assessments attributable to the Improvements located on the Greenburgh Core Campus, plus a share of real estate taxes and assessments apportioned to the land assessment on the Greenburgh Site determined by multiplying the land assessment by a fraction, the numerator of which is the square footage of the land comprising the Greenburgh Core Campus and the denominator of which is the entire square footage of land comprising the Greenburgh Site. If the improvements located on the MSG Parcel are part of a tax lot which includes any portion of the Greenburgh Core Campus, then the determination of real estate taxes and assessments payable by Tenant for the Improvements located on the Greenburgh Core Campus shall be determined by multiplying the assessment attributable to all improved land on the Greenburgh Site by a fraction, the numerator of which is the square footage of the Improvements comprising the Greenburgh Core Campus and the denominator of which is the combined square footage of the Improvements on the Greenburgh Core Campus and the improvements on the MSG Parcel. In the event that Landlord and Tenant cannot agree on the result of the foregoing tax allocation, Landlord shall pay the disputed amount and the issue shall be subjected to binding arbitration. Landlord shall be entitled to recover from Tenant, interest at the Default Rate on any portion of the disputed amount paid by Landlord, which such arbitration determined was the obligation of Tenant. If any assessments or taxes are levied or assessed against the Real Property which are payable or may be paid in monthly or more frequent installments, Tenant shall be required to pay only such installments as shall become due and payable during the Term (using the longest amortization period available by the terms of such assessments or taxes)

      9.2 TAX INVOICES. Landlord shall use commercially reasonable efforts to cause invoices for Real Estate Taxes and/or assessments with respect to the Real Property to be delivered directly to Tenant by the taxing authorities, and Landlord in any event promptly shall deliver to Tenant each invoice for real estate taxes and/or assessments received by Landlord. Tenant shall pay the amount of any taxes and assessments which it is obligated to pay hereunder directly to the appropriate taxing authorities (it being understood that Tenant shall not be obligated to pay any such Real Estate Taxes or assessments which are invoiced to Landlord until the later of 30 days before the delinquency date and the 15th day after Landlord provides Tenant with a copy of such invoice).

      9.3 TAXES ON TENANT'S PERSONAL PROPERTY. Tenant shall be solely responsible for all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained on the Land or elsewhere before delinquency.

      9.4 DEFINITION OF "REAL ESTATE TAXES". As used herein, the term "real estate taxes" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, rental excise tax, improvement bond or bonds, levy or tax (other than income, profits, franchise, estate, inheritance or succession taxes) imposed on the Real Property by any authority having the direct or indirect power to tax, including any city, state or the federal government, or any school, agricultural, sanitary, fire, street, drainage, water or other improvement district thereof, as against any legal or equitable interest of Landlord in the Real Property. The term "real estate taxes" shall also include any tax, fee, levy, assessment or charge in substitution of, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property tax". "Real estate taxes" shall not include, however, any income, profits, franchise, estate, inheritance or succession tax imposed upon Landlord (which items shall be borne by Landlord) or any item listed in this Section based on the recapture or reversal of any previous tax abatement or tax subsidy, or compensating for any previous tax deferral or reduced assessment or valuation, or correcting a miscalculation or misdetermination, relating to any period(s) before the Term (which items shall be borne by Landlord), or any interest or penalties on any of the foregoing.

      9.5 FEES AND EXACTIONS. Subject to Landlord's obligations under Article 18 hereof, Tenant shall be solely responsible for any charges in the nature of building permit fees and entitlement fees, impact fees and exactions attributable to the construction of Improvements on the Real Property..

      9.6 TENANT'S RIGHT TO CONTEST TAXES AND OTHER CHARGES. Tenant shall have the right to Contest any real estate taxes or assessments, materialmen's claims and other claims against the Real Property provided that such contest (i) is conducted in accordance with applicable laws, (ii) shall suspend the collection of such real estate taxes or assessments, materialmen's claims and other claims against the Real Property and (iii) does not otherwise impair Landlord's prosecution of a tax reduction proceeding.

ARTICLE 10.
EVENTS AFFECTING THE CONDITION OF THE REAL PROPERTY.

      10.1 LANDLORD NOT OBLIGATED TO REPAIR AND MAINTAIN REAL PROPERTY. Landlord shall not be obligated to maintain or to make any repairs, replacements, or renewals of any kind, nature or description whatsoever to the Real Property or Improvements thereon, and Tenant waives the provisions of any law permitting Tenant to make repairs at Landlord's expense.

      10.2 ALTERATIONS AND IMPROVEMENTS. Subject to Permitted Exceptions providing rights in favor of Landlord and any Easements created pursuant to
Article 18 hereof or imposed in connection with the pursuit of the Map Events in accordance with Article 18 hereof, Tenant shall have the right, in its sole discretion to alter the Real Property and the Improvements thereon as permitted by applicable Law and as Tenant from time to time determines to be appropriate (e.g., through the construction of buildings, structures and other facilities, including, but not limited to, any and all utility lines, pipes, connections, fixtures, machinery, equipment, signs, furniture, furnishings, appointments and other personal property that Tenant determines to be reasonably necessary or appropriate in connection with Tenant's ownership and operation of the Real Property). All such additions, alterations, changes and improvements shall be and remain the property of Tenant.

      10.3 CORRECTION OF DANGEROUS CONDITIONS. If Tenant becomes aware of any dangerous or unsafe conditions at the Real Property, then Tenant shall take commercially reasonable steps necessary to render such condition safe. Tenant shall also be required to comply with all Permitted Exceptions providing rights in favor of Landlord and Easements created pursuant to Article 18 hereof or imposed in connection with pursuit of the Map Events in accordance with Article 18 hereof.

      10.4 DAMAGE. Tenant shall have no obligation to repair any damage which occurs with respect to the Project. Any such repair, and the nature or extent thereof, shall be within the sole discretion of Tenant. Tenant further shall have the right in its discretion to determine how to apply any insurance proceeds received on account of damage to the Project. The provisions of this
Section 10.4 are not intended to relieve Tenant of its obligations under Sections 5.4 or 10.3.

      10.5 CONDEMNATION. In the event of condemnation of all or any portion of the Project, Tenant shall receive all amounts paid on account of such condemnation, and Landlord shall not be entitled to any such amounts (and Landlord further shall pay to Tenant any such amounts received by Landlord on account thereof).

ARTICLE 11.
INDEMNITIES.

      11.1 TENANT'S DUTY. To the extent permitted by law, Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons, or damage to property of Tenant or any other person or entity occurring from any cause whatsoever related to the use, improvement, occupancy or enjoyment of the Project. Tenant shall indemnify, protect, defend and hold harmless Landlord and its officers, directors, members, partners, agents, employees, affiliates, licenses and invitees (collectively "INDEMNITEES") and the Project from and against:

           11.1.1 any and all loss, liability, fines, penalties, liens, losses, damages, costs and expenses, demands, causes of action, suits, claims or judgments (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "CLAIMS") which may be imposed upon, incurred by or asserted against any of the Indemnitees arising from or growing out of any injury or death to any person or persons or any damage to any property as a result of any accident or other occurrence during the Term occasioned in any way as a result of the use, improvement, maintenance, occupation or operation of the Project during the Term;

           11.1.2 all Claims related to the use, non-use, leasing, possession, occupation, construction, alteration, addition, replacement, repair, condition, operation, maintenance or management of the Project, or any part thereof, or of any sidewalk, curb or vault comprising the Project or adjacent thereto by Tenant or its members, agents, shareholders, constituent partners, officers, employees, servants, concessionaires, tenants, sub-tenants, occupants, licensees, contractors and invitees ("TENANT PARTIES") during the Term;

           11.1.3 Claims related to any act or omission by any Tenant Party, or any other Person related to or in connection with the Project;

           11.1.4 any failure on the part of any Tenant Party to keep, observe and perform any of the terms, covenants or conditions contained in the Permitted Exceptions providing rights in favor of Landlord, Easements contemplated under Article 18 hereof or imposed in pursuit of the Map Events in accordance with Article 18 hereof;

           11.1.5 any Claims known or unknown, contingent or otherwise, including, without limitation, attorneys' and consultants' fees and disbursements and investigation and laboratory fees arising out of, and in any way related to (i) the storage, use, possession, presence, disposal, release, or threat of release of any Hazardous Materials, in, on, from, or affecting the Project; (ii) any personal injury (including, without limitation, wrongful death) or property damage (real or personal) arising out of or related to any such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials; or (iv) any intentional or unintentional act or omission on the part of any Tenant Party which violates any Environmental, Health and Safety Law.

           11.1.6 all legal costs and charges, including reasonable attorneys' fees, incurred in and about any of such matters and the defense of any action arising out of the same, which may accrue or be placed thereon by reason of any act or omission of Tenant; and

           11.1.7 any Claim resulting from a breach of Tenant's covenants, representations and warranties in this Ground Lease.

      11.2 LIMITATIONS ON INDEMNITY. Notwithstanding the provisions of Section 11.1, Tenant shall not be required to indemnify Landlord for any damage or injury arising as a result of the gross negligence or willful misconduct of Landlord, Landlord's agents or employees, or Landlord's breaches of its covenants relating to pursuit of the Map Events contained herein or any breaches of Landlord's obligations under the Executory Lease Agreement, to the extent that the same survive the "Lease Closing" thereunder (but subject to the limitations on such obligations of Landlord provided for in the Executory Lease Agreement). Nothing in Section

11.1 shall be construed as relieving Landlord from any representations, warranties or other obligations which by the terms of the Executory Lease Agreement, survive the "Lease Closing" thereunder (but subject to the limitations on Landlord's representations, warranties and covenants set forth in the Executory Lease Agreement).

      11.3 SURVIVAL OF INDEMNITY. The indemnities under this Article 11 shall survive the termination or expiration of this Ground Lease so long any claim arising during the term of this Ground Lease is not barred by a statute of limitations, except that following Tenant's assignment of this Ground Lease pursuant to Article 12, the assignee shall assume the above indemnification obligations and the assigning Tenant shall be released so long as such assignee, in the reasonable opinion of Landlord, at the time of assignment has a capitalization sufficient to cover the then reasonably anticipated liabilities of Tenant hereunder.

ARTICLE 12.
ASSIGNMENT.

      12.1 ASSIGNMENT BY LANDLORD. Landlord shall not have the right to pledge, hypothecate or otherwise encumber any interest of Landlord in the Real Property except with the prior written consent of Tenant, which consent may be withheld or granted in Tenant's sole discretion. Without limiting the breadth of the foregoing restriction, Landlord further agrees that any pledge, hypothecation or other encumbrance or any interest of Landlord in the Real Property shall be subordinate to the rights of Tenant, or any person or entity claiming through Tenant, in the Project (including without limitation any Leasehold Mortgagee and any sublessee of Tenant hereunder). Notwithstanding the foregoing, Landlord shall have the right to effect an absolute assignment of all of its interests in the Real Property, provided that (a) no such assignment shall release the assignor from any obligations arising on account of circumstances occurring prior to the assignment, and (b) the assignee accepts such assignment in writing and confirms, to the satisfaction of Tenant, that its rights in the Real Property shall be subject to, and that such assignee in all respects shall be bound by, the terms and conditions of this Ground Lease, including Section 2.5.

      12.2 TENANT'S RIGHT TO SUBLEASE. Tenant may permit the use of all or any portion of the Project by any person other than Tenant, or sublet all or any portion of the Project, without the consent or approval of Landlord, and Tenant shall not be released from any of its obligations hereunder. Landlord shall accept performance by any subtenant or occupancy tenant of any of the terms and provisions of this Ground Lease required to be performed by Tenant with the same force and effect as though performed by Tenant. In the event that Landlord terminates Tenant's interest in this Ground Lease, Landlord shall continue to recognize and not disturb the rights of any subtenants of Tenant pursuant to subleases executed by such subtenants with Tenant during the term of this Ground Lease.

      12.3 TENANT'S RIGHT TO MORTGAGE. Tenant may at any time and from time to time mortgage, hypothecate, transfer, assign or pledge this Ground Lease and the leasehold estate created hereby (the "TENANT LEASEHOLD ESTATE") and the interest of Tenant in and to this Ground Lease together with Tenant's right, title and interest in the Project and Tenant's interest in any and all subleases and in and to all rents due or to become due thereunder (herein called a "LEASEHOLD MORTGAGE") to secure indebtedness in favor of third parties from time to time designated by Tenant in accordance with this Section 12.3. The granting or other consummation of any such Leasehold Mortgage may be effected without any requirement that Tenant obtain any approval or consent of Landlord. The holder of any indebtedness that is secured by such Leasehold Mortgage, or if there is more than one holder of such indebtedness, then the representatives of, or agent designated by such holders, shall be a "LEASEHOLD MORTGAGEE" if: (1) Tenant delivers written notice of such Leasehold Mortgage to Landlord, which notice shall include the name and address of Leasehold Mortgagee; and (2) such Leasehold Mortgage is recorded in the Official Records.

      12.4 NOTICES TO LEASEHOLD MORTGAGEE. Landlord and Tenant agree that so long as any such Leasehold Mortgage exists, Landlord will endeavor to simultaneously mail to the applicable Mortgagee a copy of any notice given by Landlord to Tenant at the address (if any) given by such Mortgagee to Landlord for the receipt of such notices.

      12.5 NOTICE TO LEASEHOLD MORTGAGEE OF TENANT EVENT OF DEFAULT.

           12.5.1 Notwithstanding anything contained in this Ground Lease to the contrary, if any Tenant Event of Default shall occur which entitles Landlord to pursue it's rights and remedies hereunder and by equity and law provided following the expiration of the period of time given Tenant to cure such Tenant Event of Default or the act or omission which gave rise to such default, Landlord shall notify every Leasehold Mortgagee who has notified Landlord pursuant to, and has otherwise complied with, Section 12.3 hereof of Landlord's intent to so pursue its remedies under Section 13.2 hereof at least sixty (60) days in advance thereof if such Tenant Event of Default is capable of being cured by the payment of money, and at least one hundred and twenty (120) days in advance of the exercise of its remedies under Section 13.2 hereof if such Tenant Event of Default is not capable of being cured by the payment of money (the "REMEDIES NOTICE"). The Remedies Notice shall include an explanation of the Tenant Event of Default. The provisions of Section 12.6 below shall apply if, during such sixty (60) or one hundred and twenty (120) -day notice period any Leasehold Mortgagee shall:

         12.5.1.1 notify Landlord of such Leasehold Mortgagee's desire to nullify such notice, and

         12.5.1.2 pay or cause to be paid all money due as a result of monetary defaults as specified in the Remedies Notice to such Leasehold Mortgagee and which may become due during such sixty
                  (60) or one hundred and twenty (120) -day period, and

         12.5.1.3 comply in good faith, with reasonable diligence and continuity, or commence to comply, with all nonmonetary requirements of this Ground Lease then in default and reasonably susceptible of being complied with by such Leasehold Mortgagee.

     12.5.2 Any notice to be given by Landlord to a Leasehold Mortgagee pursuant to any provision of this Section 12.5 shall be deemed properly addressed if sent to the Leasehold Mortgagee at the address provided pursuant to Section 15.1 of this Agreement.

      12.6 PROCEDURE ON TENANT EVENT OF DEFAULT.

     12.6.1 If Landlord shall elect to pursue its remedies as provided in
            Section 13.2 of this Ground Lease by reason of any Tenant Event of Default and a Leasehold Mortgagee shall have proceeded in the manner provided for by Section 12.5 of this Ground Lease, then the specified date for the termination of this Ground Lease as fixed by Landlord in its Remedies Notice shall be extended for a period of twelve (12) months provided that such Leasehold Mortgagee shall, during twelve (12) period:

         12.6.1.1 Pay or cause to be paid the monetary obligations of Tenant under this Ground Lease as the same become due, and continue its good faith efforts to perform all of Tenant's other obligations under this Ground Lease; and

         12.6.1.2 if not enjoined or stayed by a bankruptcy court, take steps to acquire or sell Tenant's interest in this Ground Lease by foreclosure of the Leasehold Mortgage or other appropriate means and prosecute the same to completion with due diligence.

         12.6.1.3 If at the end of such twelve (12) month period such Leasehold Mortgagee is complying with Section 12.6.1, then this Ground Lease shall not then terminate, and the time for completion by such Leasehold Mortgagee of its proceedings shall continue so long as such Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant's interest in this Ground Lease by foreclosure of the Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity. Nothing in this Section 12.6.1, however, shall be construed to extend this Ground Lease nor to require a Leasehold Mortgagee to continue such foreclosure proceeding after the Tenant Event of Default has been cured. If the Tenant Event of Default shall be cured and the Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Ground Lease shall continue in full force and effect as if Tenant had not defaulted under this Ground Lease.

     12.6.2 If a Leasehold Mortgagee is complying with Section 12.6.1, then upon the acquisition of the Tenant Leasehold Estate herein by such Leasehold Mortgagee or its designee or any other purchaser at a foreclosure sale or otherwise, this Ground Lease shall continue in full force and effect as if Tenant had not defaulted under this Ground Lease.

      12.7 ACQUISITION BY LEASEHOLD MORTGAGEE. In the event a Leasehold Mortgagee, or its nominee designated for that purpose, acquires the Tenant Leasehold Estate pursuant to any proceedings for foreclosure of such Leasehold Mortgage, or by a voluntary assignment or transfer of the Tenant Leasehold Estate, in lieu of foreclosure or otherwise, the Leasehold Mortgagee or its nominee or assignee as aforesaid (i) shall be deemed an assignee of all the rights of Tenant under this Ground Lease, (ii) shall be deemed to have assumed all of Tenant's obligations thereafter arising hereunder.

      12.8 NEW GROUND LEASE. If this Ground Lease shall be rejected or disaffirmed pursuant to any bankruptcy law or other law affecting creditors' rights or if this Ground Lease is terminated under any provision of this Ground Lease (including without limitation Section 13.2), Landlord will enter into a new lease of the Real Property with the Leasehold Mortgagee or its nominee not less than ten (10) nor more than thirty (30) days after the request of the Leasehold Mortgagee referred to below, for the remainder of the term of this Ground Lease effective as of the date of such rejection or disaffirmance or termination, upon all the terms and provisions contained in this Ground Lease; provided that (a) the Leasehold Mortgagee makes a written request to Landlord for such new Ground Lease within fifteen (15) days after the effective date of such rejection or disaffirmance or termination, as the case may be, and such written request is accompanied by a copy of such new lease, duly executed and acknowledged by the Leasehold Mortgagee or its nominee; and (b) upon taking possession of the Real Property the Leasehold Mortgagee cures any outstanding curable defaults within the period reasonably required to cure the same. Any new lease made pursuant to this paragraph shall have the same priority with respect to other interests in the Real Property as this Ground Lease. The provisions of this paragraph shall survive the rejection or disaffirmance or termination of this Ground Lease and shall continue in full force and effect thereafter to the same extent as if this paragraph were a separate and independent contract made by Landlord and the Leasehold Mortgagee.

      12.9 NO MODIFICATIONS WITHOUT CONSENT. So long as a Leasehold Mortgage is in effect (a) Landlord will not accept a voluntary surrender of this Ground Lease (and Tenant agrees that Landlord shall have no liability by reason of any such refusal to accept surrender) and (b) the Ground Lease shall not be modified in any material respect without, in each case, the prior written consent of each Leasehold Mortgagee, if any, provided, however that Landlord shall have no liability whatsoever if any such modification is made (it being understood that the foregoing is not intended to exculpate Landlord from liability to any Leasehold Mortgagee as a consequence of a modification which violates the provisions of this Section). Any act or agreement in violation of this paragraph shall be void. Without the written consent of Landlord, Tenant, and all Leasehold Mortgagees, the fee estate and the leasehold estate shall at all times remain distinct and separate estates. They shall not merge, notwithstanding any acquisition by any means of both the fee estate and the leasehold estate by Landlord, Tenant, any successor of Tenant, any Leasehold Mortgagee, or a third party.

      12.10 BENEFITS. The provisions of this Article 12 are for the benefit of any sublessee of Tenant and of any Leasehold Mortgagee and may be relied upon and shall be enforceable by any such sublessee or Leasehold Mortgagee. No sublessee or Leasehold Mortgagee shall be liable upon the covenants, agreements or obligations of Tenant contained in this Ground Lease, except as expressly provided herein.

      12.11 ADDITIONAL DOCUMENTS. Landlord shall execute any instruments any such sublessee of Tenant or any Leasehold Mortgagee may reasonably request or require from Landlord, with respect to the provisions of this Article 12 so long as such documents do not adversely affect Landlord's rights or obligations and do not impose any additional obligation on Landlord under this Ground Lease. Tenant shall reimburse Landlord for the reasonable costs and professional fees incurred by Landlord in connection with such instruments and documents.

      12.12 NO LANDLORD LIENS . Landlord has no lien or security interest in any personal property of Tenant or any subtenant located in, on, or at the Project. Such personal property shall not secure payment of any Rent. If, at any time, any statute or principle of law would grant

Landlord any such lien or security interest, then Landlord waives the benefit of any such statute or principle and such lien. Landlord shall, at no cost to Landlord, execute such documentation, in recordable form, as Tenant or any subtenant shall reasonably require, or as any Leasehold Mortgagee (or other lender or any equipment Landlord) shall require, to confirm the foregoing waiver.

ARTICLE 13.
DEFAULTS AND REMEDIES

      13.1 TENANT EVENTS OF DEFAULT. Tenant agrees that the following shall be considered a "TENANT EVENT OF DEFAULT": (a) any failure by Tenant to keep, observe and perform the covenants or agreements contained herein, and such failure shall continue for sixty (60) days after notice thereof in writing from Landlord to Tenant; provided, however, that if such failure cannot reasonably be cured within said sixty (60) day period and Tenant shall have commenced to cure such failure within said period and shall thereafter proceed with reasonable diligence and good faith to cure such failure, such sixty (60) day period shall be extended for such longer period as shall be necessary for Tenant to cure the same with all reasonable diligence; or (b) any filing with a bankruptcy court of a voluntary or involuntary petition of bankruptcy by or against Tenant and such petition is not stayed or vacated within sixty (60) days, or a receiver or trustee is appointed for Tenant and such appointment is not stayed or vacated within sixty (60) days, or Tenant makes an assignment for the benefit of creditors (other than as provided in this Ground Lease).

      13.2 LANDLORD REMEDIES. Upon the occurrence of any Tenant Event of Default and subject to the rights of any sublessee of Tenant and Leasehold Mortgagee under Article 12 of this Agreement, Landlord shall pursue any of the remedies that Landlord may have under this Ground Lease, or at law or equity, by reason of such Event of Default, including, without limitation, (a) the right to cure such default at Tenant's cost, (b) appoint a receiver upon application of Landlord to maintain and preserve the Real Property, (c) take any action reasonably necessary and appropriate, upon prior notice to Tenant, to preserve and protect Landlord's interest in the Subject Land (other than the Real Property) from any adverse impact as a result of such Tenant Default and (d) recover any other amounts, including all costs and expenses reasonably incurred in the exercise of its remedies hereunder (including reasonable attorneys' fees), necessary to compensate Landlord for all damages suffered by Landlord as a result of Tenant's failure to perform its obligations under this Ground Lease. If Landlord, at any time after an Event of Default, pays any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the maximum rate allowed by law from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. In addition to and not by way of limitation of Landlord's rights under specific provisions of this Ground Lease, Landlord shall at all times have the right (at its sole election and without any obligation to do so) to advance on behalf of Tenant any amount payable under the terms hereof by Tenant, or to otherwise satisfy any of Tenant's obligations hereunder, provided that (except in case of an emergency calling for immediate payment) Landlord shall first have given Tenant no less than ten (10) days' prior written notice of Landlord's intent to advance such amounts on behalf of Tenant. No advance by Landlord shall operate as a waiver of any of Landlord's rights under this Ground Lease and Tenant shall remain fully responsible for the performance of its obligations under this Ground Lease. All amounts advanced by Landlord shall be immediately due and payable by Tenant to Landlord, and shall bear interest at the rate of ten percent (10%) per annum, compounded monthly, until paid in full.

      13.3 LANDLORD EVENTS OF DEFAULT. Each of the following events or conditions shall constitute a "LANDLORD EVENT OF DEFAULT" hereunder: (a) any payment by Landlord required hereunder is not paid when due and such failure continues for sixty (60) days following written notice thereof; (b) any failure by Landlord to perform any of its material duties or obligations contemplated by this Ground Lease and such failure continues for a period of sixty (60) days following written notice thereof from Tenant to Landlord; provided, however, that if such failure cannot reasonably be cured within said sixty (60) day period and Landlord shall have commenced to cure such failure within said period and shall thereafter proceed with reasonable diligence and good faith to cure such failure, such sixty (60) day period shall be extended for such longer period as shall be necessary for Landlord to cure the same with all reasonable diligence; or (c) any filing with a bankruptcy court of a voluntary or involuntary petition of bankruptcy by or against Landlord and such petition is not vacated within thirty (30) days, or a receiver or trustee is appointed for Landlord and such appointment is not vacated with thirty (30) days, or Landlord makes an assignment for the benefit of its creditors, except as provided in this Ground Lease. To the extent that any of the foregoing does not materially and adversely affect Tenant's rights under this Ground Lease, it shall not constitute an act of default.

      13.4 TENANT REMEDIES. Upon the occurrence of a Landlord Event of Default under this Article 13 and subject to any limitations set forth in any consent and agreement executed with a Leasehold Mortgagee, Tenant may exercise all remedies available at law or at equity or other appropriate proceedings, including bringing an action or actions from time to time for recovery of damages which may include, without limitation, all amounts due and unpaid to Tenant by Landlord, and all costs and expenses reasonably incurred in the exercise of its remedies hereunder (including reasonable attorneys' fees), and/or specific performance.

      13.5 EXCULPATION. The managers, members, and any officers, directors and controlling persons of Landlord shall have no liability to Tenant or any other person in any way related to this Ground Lease or the transactions contemplated by this Ground Lease including, without limitation, the provisions in Section
18.1.5 hereof. The managers, members and any officers, directors and controlling persons of Tenant shall have no liability to Landlord or any other person in any way related to this Ground Lease or the transactions contemplated by this Ground Lease.

ARTICLE 14.
ESTOPPEL CERTIFICATES.

      Landlord and Tenant, on written request from each other, shall execute and deliver to the other Party, any prospective sublessee of any space in the Real Property, any prospective assignee of this Ground Lease or any Leasehold Mortgagee, if so requested, without charge, an estoppel certificate certifying whether or not this Ground Lease is in full force and effect, whether it has been modified (or if there have been modifications, stating them), whether or not the Party executing the certificate knows of any default, breach or violation by the other Party under any of the terms of this Ground Lease, and such other matters as may reasonably be requested.

ARTICLE 15.
NOTICES.

      15.1 NOTICE ADDRESSES. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered (a) personally, (b) by a nationally recognized overnight courier service, (c) by mail (by registered or certified mail, return receipt requested, postage prepaid), (d) by facsimile, addressed to the respective parties or (e) such other means of communication as the Parties may agree as to from time to time, as follows:

         If to Landlord:

                  EASTVIEW HOLDINGS LLC
                  c/o LCOR Incorporated
                  One Penn Plaza, Suite 3310
                  New York, NY  10119
                  Attention: David W. Klock
                  Telephone:
                  Fax:

         With a copy to:

                  LCOR INCORPORATED
                  100 Berwyn Park, Suite 110
                  Berwyn, PA 19312
                  Attention:  Glenn Madere, Esq
                  Telephone:
                  Fax:

         With a copy to:

                  WINDELS MARX LANE & MITTENDORF, LLP
                  156 West 56th Street
                  New York, NY  10019
                  Attention:  James J. Thomas, Esq
                  Telephone:
                  Fax:

         If to Tenant:

                  BERNARDO PROPERTY ADVISORS, INC.
                  17140 Bernardo Center Dr., Suite 195
                  San Diego, CA  92128
                  Attention:  President
                  Telephone:
                  Fax:

         With a copy to:

                  LATHAM & WATKINS, LLP
                  600 W. Broadway, Suite 1800
                  San Diego, CA  92101
                  Attention:  Bruce P. Shepherd
                  Telephone:
                  Fax:

or such additional parties and/or other address as such Party may hereafter designate (provided, however, in no event shall either Party be obligated to notify, in the aggregate, more than five (5) designees of the other Party), and shall be effective upon receipt or refusal thereof.

      15.2 CERTAIN NOTICE OBLIGATIONS. Each Party shall notify the other Party, in writing, as soon as reasonably possible, and in any event within five (5) business days after, any of the following: (a) notice of the institution or commencement of any proceedings for the condemnation or transfer in lieu of condemnation of any portion of the Project or the Real Property, (b) such Party has knowledge, or it has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Project or the Real Property, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency; (c) such Party receives any order of a Governmental Authority requiring any remedial work or any warning, notice of inspection, notice of violation or alleged violation, or such Party receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Environmental, Health and Safety Laws; or
(d) such Party receives notice or knowledge of any Claims made or threatened by any third party against such Party or the Project or the Real Property relating to any loss or injury resulting from Hazardous Materials or from violation of any Health and Safety Law. If the potential risk of any of the foregoing events is material, the Party having notice of such event shall endeavor to deliver prompt verbal notice to the other Party, in addition to written notice as set forth above. Landlord and Tenant agree to deliver to one another copies of all test results, reports and business or management plans required to be filed with any Governmental Authority pursuant to any Environmental, Health and Safety Laws.

ARTICLE 16.
INTENTIONALLY OMITTED.

ARTICLE 17.
INTENTIONALLY OMITTED.

ARTICLE 18.
SUBDIVISION EFFORTS AND SALE OF REAL PROPERTY.

      18.1 PURSUIT OF MAP EVENTS.

           18.1.1 General. The parties hereto acknowledge and agree that (a) Landlord has filed an application for subdivision of the Subject Land located in Greenburgh in accordance with the Greenburgh Subdivision Plan in order to establish each of the Greenburgh Core Campus, the MSG Parcel and the Residential Parcel as a legally subdivided separate parcel, and (b) Landlord intends to proceed with the subdivision of the Subject Land located in Mount Pleasant substantially in accordance with the Mount Pleasant Subdivision Plan, which may include, inter alia, variations in the lot lines thereof, in order to (i) establish each of the Mount Pleasant Core Campus, the Home Depot Parcel and Retail Parcel as a legally subdivided separate parcel, (ii) cause the delineation of such wetlands as depicted on EXHIBIT A-2 and issuance of a related wetlands permit and (iii) obtain site plan approval to permit demolition of a certain existing parking lot area located on the Retail Parcel as depicted on EXHIBIT A-2, the demolition of sundry buildings on the Mount Pleasant Core Campus, the construction of a new parking area or the Mount Pleasant Core Campus, as generally shown in the area designated on EXHIBIT A-2 and to permit other immaterial site adjustments in accordance with this
                  Article 18 as may be required during the review process in Mount Pleasant.

           18.1.2 Greenburgh. Subject to the terms and conditions hereof, Landlord agrees to use reasonable commercial efforts to obtain subdivision approval, from all required Governmental Authority, for the Subject Land located in Greenburgh of a subdivision map substantially in accordance with the Greenburgh Subdivision Plan. Except as otherwise agreed by Tenant, which agreement shall not be unreasonably withheld, such subdivision approval (A) shall not impose upon a developer of the Greenburgh Core Campus any further material conditions upon the development and use of the Greenburgh Core Campus beyond any such conditions presently applying thereto pursuant to the existing Greenburgh Site Plan approval, and
                  (B) shall not change in any material respect any lot line on the Greenburgh Subdivision Plan or make other material variations, additions or changes thereto (such approvals referred to herein as the "GREENBURGH MAP EVENT"); and

           18.1.3 Mount Pleasant. Subject to the terms and conditions hereto, Landlord agrees to use reasonable commercial efforts to obtain subdivision approval, from all required Governmental Authority, for the Subject Land located in Mount Pleasant of a subdivision map substantially in accordance with the Mount Pleasant Subdivision Plan. Except as otherwise agreed by Tenant, which agreement shall not be unreasonably withheld, such subdivision approval (A) shall be accompanied by the wetland permit contemplated by Recital (4)(b) of this Ground Lease; (B) shall include approval of the demolition and parking lot relocation contemplated by Recital (4)(c) of this Ground Lease; (C) shall not impose upon the developer of the Mount Pleasant Core Campus any material conditions to the development and use of the Mount Pleasant Core Campus which are disproportionate to those imposed upon the Home Depot Parcel or the Retail Parcel, and (D) shall not change in any material respect any lot line on the Mount Pleasant Subdivision Plan or make other material variations, additions or changes thereto (such approvals referred to herein as the "MOUNT PLEASANT MAP EVENT")

           18.1.4 Force Majeure Delays. The Parties agree that Landlord shall not be charged with any delay in the processing and/or approval of the Map Events and/or anything required to be done by Landlord or others in order to accomplish the same if such delay is caused by or due to or results from delays or limitations imposed by any Governmental Authority with jurisdiction over the activity at issue, including, without limitation, a moratorium (in each instance, "Force Majeure Delay"); it being understood and agreed that the Outside Date for the occurrence of the Map Events shall be extended by one
                  (1) day for each day that the processing and/or approval of either of Landlord's applications is delayed by reason of a Force Majeure Delay, so long as Landlord continues to pursue the Map Events with reasonable commercially diligence. The term "Force Majeure Delay" shall include delays to the extent reasonably attributable to the issuance, by the governing authority or agency in connection with Landlord's application for approval of the Mount Pleasant Subdivision Plan, of a "positive declaration" in connection with its SEQRA (as hereinafter defined) review and shall include the limitations period for any legal proceeding challenging the applicable Map Event and, if challenged, the period of time until a final non-appealable judicial determination is made.

           18.1.5 Cooperation, Access and Reporting. Tenant shall cooperate with Landlord in the pursuit of the Greenburgh Map Event and the Mount Pleasant Map Event, to the extent requested to do so by Landlord, including, without limitation, Tenant's compliance with the Greenburgh Site Plan Approval. Landlord shall bear all costs incurred in pursuing the Map Events, except that (i) Tenant shall bear any reasonable costs incurred in cooperating with Landlord in the pursuit of the Map Events as contemplated hereby, and (ii) in the event of a "positive declaration" as described in Section 18.2.2 of this Ground Lease, then the cost sharing provisions of such Section
                  18.2.2 shall apply.

      Upon reasonable notice and request from Landlord, Tenant shall afford Landlord reasonable access to the Real Property for the purpose of conducting surveys, architectural, engineering and other studies in order to facilitate the achievement of such Map Events, provided that (a) Landlord shall not conduct any invasive physical, soil and/or geotechnical investigations, provided, however that Landlord may undertake such investigations if required in connection with achieving the Map Events but only so long as such investigations do not disrupt Tenant's usage of the Real Property, (b) Landlord shall not exercise such access rights in a manner which interferes with the use rights of any subtenant of Tenant or the rights of any other parties under any Permitted Exceptions, or in a manner which otherwise unreasonably interferes with Tenant's use or enjoyment of the Projects, (c) Landlord shall have no authority to allow any liens to be placed against the Project, and Landlord shall indemnify, protect, defend and hold Tenant harmless from all Claims asserted against Tenant as a result of Landlord's (or its agent's, employee's or representative's) access onto the Project, including reasonable attorney's fees incurred in connection with any such Claim, and (d) prior to exercising any such right of access, Landlord shall deliver to Tenant a certificate of insurance (prepared on an insurance certificate form known as "ACORD 28") from an insurance company reasonably satisfactory to Tenant, naming Tenant, and its affiliates and any Leasehold Mortgagee (and such other parties designated by Tenant) as an additional insured, which certificate shall evidence a policy of general liability insurance written on an occurrence basis utilizing standard unmodified coverage forms, including a contractual liability endorsement, contractor's protective liability, property damage and personal injury coverage providing for a total combined single limit for bodily injury and property damage of $6,000,000.00, with a deductible of no more than $25,000.00, employer's liability in the amount of $500,000.00 (each accident) and the statutory limit for worker's compensation insurance.

                  During the course of Landlord's pursuit of the Map Events, Landlord shall provide brief periodic reports (at least as frequently as once every calendar month) to Tenant generally summarizing the progress being made by Landlord in pursuing the Map Events, the nature of any new




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

                  circumstances reasonably anticipated to pose as obstacles to the achievement of the Map Events, and the anticipated schedule for achievement of the Map Events. Landlord shall endeavor to provide Tenant with advance notice of meetings with Governmental Authority officials that may be pertinent to the pursuit of the Map Events, and Landlord shall provide Tenant with an opportunity to participate in such meetings, to the extent reasonably feasible to do so.

      18.2 FORBEARANCE FROM PURSUIT OF SITE PLAN APPROVALS.

           18.2.1 Greenburgh. Until such time as the Greenburgh Map Event has occurred, neither Tenant nor Landlord shall pursue, with respect to the portions of the Subject Land within which they may own a fee or leasehold interest, respectively, any new site plan approval, any change in any existing site plan approval, or any change in any zoning or other land use restriction or entitlement applicable to such portions of the Subject Land; provided, however that (i) Landlord may pursue an extension of the Greenburgh Site Plan Approval for the Greenburgh Core Campus currently in effect, provided that Tenant has consented thereto, such consent not to be unreasonably withheld and (ii) any such actions that are permitted to be taken by Madison Square Garden, L.P. in respect of MSG Parcel pursuant to the existing site plan approval for the MSG Parcel shall be permitted. The Parties hereby agree to cooperate in good faith to obtain an extension of the Greenburgh Site Plan Approval if the Parties mutually determine, in their reasonable discretion, that such extension is necessary in connection with the use of the Subject Land located in Greenburgh and the performance of Landlord's obligations with respect to the Greenburgh Map Event contained herein. Notwithstanding the foregoing, either Landlord or Tenant may pursue a new Site Plan or an amendment of the site plan approvals existing as of the Effective Date with respect to the portions of the Subject Land in Greenburgh within which they may own a fee or a leasehold interest, respectively, (but in such event Landlord shall not be permitted to pursue any site plan approval with respect to the Real Property) if the Greenburgh Map Event has not occurred on or prior to June 1, 2005. In such event, the parties shall proceed with a common application for site plan approval for their respective parcels covered by the Greenburgh Subdivision Plan and the parties shall act diligently and cooperate in good faith to achieve such site plan approvals and the Greenburgh Map Event, including, without limitation, submitting any required studies, reports and investigations, responding to comments and requests for additional information and attending conferences, hearings and meetings as needed. Tenant agrees that Landlord shall be the lead party in the pursuit of the approval of such common application and each party shall bear its own costs thereof to the extent attributable to such party's specific property and shall equitably share the costs associated therewith which are general in nature.

           18.2.2 Mount Pleasant. Until such time as the Mount Pleasant Map Event has occurred, neither Tenant nor Landlord shall pursue, with respect to the portions of the Subject Land within which they may own a fee or leasehold interest, respectively, any new site plan approval, any change in any existing site plan approval, or any change in any zoning or other land use restriction or entitlement applicable to such portion of the Subject Land. Notwithstanding the foregoing, if the Planning Board for the Town of Mount Pleasant issues a "Positive Declaration" (as herein defined) in connection with its consideration of the Mount Pleasant Subdivision Plan, then the following provisions shall apply:

      18.2.2.1 Landlord and Tenant shall proceed with a common application for site plan approval (to the extent not already obtained) for their respective parcels covered by the Mount Pleasant Subdivision Plan and the parties shall act diligently and cooperate in good faith to achieve such site plan approvals and the Mount Pleasant Map Event, including, without limitation, submitting any required studies, reports and investigations, responding to comments and requests for additional information and attending conferences, hearings and meetings as needed. Tenant agrees that Landlord shall be the lead party in the pursuit of the approval of such common application and each party shall bear its own costs thereof to the extent attributable to such party's specific property and shall equitably share the costs associated therewith which are general in nature.

      18.2.2.2 For purposes of this Section 18, the term "POSITIVE DECLARATION" means a determination by the Planning Board of the Town of Mount Pleasant, in connection with its consideration of the application for the Mount Pleasant Subdivision Plan, pursuant to the New York State Environmental Conservation Law and Rules and Regulations promulgated thereunder at 6 NYCRR 617 and under the Code of the Town of Mount Pleasant ("SEQRA") or another like determination to the effect that, as a condition to the approval of the Mount Pleasant Subdivision Map, the applicant, or a Governmental Authority considering Approval of the Mount Pleasant Subdivision Map, the applicant, or a Governmental Authority considering Approval of the Mount Pleasant Subdivision Map, must undertake a full SEQRA review, including an Environmental Impact Statement (in lieu of an Environmental Assessment Form) before the Town of Mount Pleasant legally may approve the Mount Pleasant Subdivision Map.

18.2.3 Exceptions for Submission of Site Plans. Notwithstanding anything contained herein to the contrary, if the Town of Mount Pleasant requests a site plan to be delivered in connection with their consideration of the Mount Pleasant Subdivision Plan, then Landlord and Tenant shall cooperate in good faith to determine a reasonable intermediate solution to such request.

18.3 EASEMENTS.18.3.1 Easements. During the period that the parties are pursuing the Map Events, they further shall negotiate in good faith mutually acceptable, in each party's reasonable discretion, reciprocal and other easements reasonably appropriate to be granted for the use and benefit of the various parcels from and after the Map Events and the separation of the ownership of the various parcels within the Subject Land (as provided in Section 18.4 below). Such easements shall contain provisions for location, sharing of expenses and maintenance charges and customary indemnifications acceptable to Landlord and Tenant in their reasonable discretion. Subject to the foregoing, Tenant (with respect to the Greenburgh Core Campus and the Mount Pleasant Core Campus) and Landlord (with respect to the balance of the parcels within the Subject
      Land) each agrees to provide easement rights burdening their respective properties to the extent reasonably necessary or appropriate for the use of the other properties (provided that neither party shall be obligated to agree to a particular easement if the same would unreasonably interfere with the value, use or enjoyment of the real property burdened by such easement). The Parties shall execute and deliver such Easements prior to the applicable Transfer Date to the extent that it is condition of any Map Event and is otherwise reasonable under the circumstances. Said Easements shall include, without limitation:

      1.1.1 An easement encumbering the Retail Parcel and permitting the owner of the Mount Pleasant Campus to use the "Existing Parking Lot" depicted on Exhibit A-2 for parking purposes until the opening of the "New Parking Lot" shown generally in the area designated on Exhibit A-2, subject to the following terms . Tenant agrees that it shall be required to abandon the use of the "Existing Parking Lot" in the Retail Parcel upon completion of construction of Tenant's contemplated parking improvements on the Mount Pleasant Core Campus, but no later than twelve (12) months (such time period being subject to delay caused by or due to or resulting from delays or limitations imposed by any Governmental Authority with jurisdiction over the activity at issue (a "Tenant Force Majeure Delay")) following the Mount Pleasant Transfer Date with the understanding that Tenant shall act diligently and cooperate with Landlord in an effort to complete the construction of Tenant's parking improvements as expeditiously as possible. Tenant shall cooperate with Landlord in good faith to commence work for the pursuit of any Governmental Authority approvals necessary to construct such parking improvements within 30 days after the occurrence of the Mount Pleasant Transfer Date (such time period being subject to Tenant Force Majeure Delays). It is hereby understood and agreed that the date for completion or commencement of construction of the temporary parking area described above shall be extended by one (1) day for each day that such construction or commencement is delayed by reason of a Tenant Force Majeure Delay.

           18.3.2 An easement or easements pertaining to the Greenburgh Core Campus and other applicable water main and water supply agreements.

      18.4 CONVEYANCE OF PARCELS FOLLOWING APPROVAL OF SUBDIVISION MAPS.

      Landlord shall provide Tenant with written notice of the occurrence of the Greenburgh Map Event or the Mount Pleasant Map Event, as applicable, within three (3) business days after the occurrence of said Map Event. The written notice shall include a copy of reasonable documentation evidencing the Map Event, and Landlord shall provide a copy of related






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

resolution promptly after it becomes available. The written notice further shall specify the outside date under applicable law for the due filing of any appeal, including but not limited to proceedings commenced pursuant to CPLR Article 78. Landlord shall not be deemed to have obtained the Greenburgh Map Event or the Mount Pleasant Map Event, as applicable, until the limitations period for any legal proceeding challenging the applicable Map Event has expired without a legal challenge. If the Greenburgh Map Event or the Mount Pleasant Map Event is challenged, the challenged applicable Map Event shall not be considered to have occurred until there is a final non-appealable judicial determination upholding the Map Event. Landlord further shall provide Tenant with written notice within three (3) business days following the expiration of said approval period (or the successful disposition of any duly filed appeal in a manner which upholds the Approvals constituting the Map Event). Said notice shall set forth a "Transfer Date", which date (unless otherwise agreed by Tenant) shall be no earlier than ten (10) business days, and no later than fifteen (15) business days, after the expiration of such appeal period (or such successful resolution of said appeal), for the following to occur:

     18.4.1 Greenburgh Transfer Date. In the case of the Greenburgh Map Event, or the pertinent Transfer Date (the "Greenburgh Transfer Date") the following shall occur:

            18.4.1.1 Landlord and Tenant shall execute and deliver
                     documentation evidencing the termination of the Ground Lease with respect to the Greenburgh Core Campus. Said documentation shall confirm that the parties shall have no further obligations under the Ground Lease with respect to the Greenburgh Core Campus, except those which survive any such termination of the Ground Lease pursuant to the terms hereof.

            18.4.1.2 Landlord shall execute and deliver to Tenant any Easement documentation establishing Easements (1) encumbering portions of the Subject Property other than the Greenburgh Core Campus, or the Mount Pleasant Core Campus, (2) running in favor of the Greenburgh Core Campus, and (3) approved by the parties pursuant to the
                     Section 18.3.

            18.4.1.3 Similarly, Tenant shall execute and deliver to Landlord
                     Easement documentation establishing Easements (1) encumbering portions of the Greenburgh Core Campus, (2) running in favor of portions of the Subject Land other than the Greenburgh Core Campus or the Mount Pleasant Core Campus and (3) approved by the parties pursuant to
                     Section 18.3.

            18.4.1.4 Landlord shall execute and deliver to Tenant a bargain and sale deed (with covenants) conveying to Tenant fee simple title to the Greenburgh Core Campus, provided however that if Tenant can obtain insurable title to the Greenburgh Core Campus through a conveyance from Landlord by a bargain and sale deed (without covenants), such bargain and sale deed shall be sufficient.

         18.4.1.5 The documentation to be delivered to Tenant pursuant to Sections 18.4.1.2 and 18.4.1.4 above shall convey title free and clear of any exceptions to title other than (i) the Permitted Exceptions (ii) any other exceptions created or approved by Tenant and (iii) any Easements approved by the parties pursuant to Section 18.3 or otherwise contemplated by this Ground Lease. The documentation to be delivered to Landlord pursuant to Section 18.4.1.3 above shall convey title free and clear of any exceptions to title other than (i) the Permitted Exceptions, (ii) any other exceptions created or approved by Landlord and (iii) any Easements burdening the portions of the Subject Land other than the Greenburgh Core Campus and approved by the Parties pursuant to Section 18.3.

     18.4.2 Mount Pleasant Transfer Date. In the case of the Mount Pleasant Map Event, or the pertinent Transfer Date (the "Mount Pleasant Transfer Date") the following shall occur:

         18.4.2.1 Landlord and Tenant shall execute and deliver documentation evidencing the termination of the Ground Lease with respect to the Mount Pleasant Core Campus. Said documentation shall confirm that the parties shall have no further obligations under the Ground Lease with respect to the Mount Pleasant Core Campus, except those which survive any such termination of the Ground Lease pursuant to the terms hereof.

         18.4.2.2 Landlord shall execute and deliver to Tenant any Easement documentation establishing Easements (1) encumbering portions of the Subject Property other than the Greenburgh Core Campus or the Mount Pleasant Core Campus, (2) running in favor of the Mount Pleasant Core Campus, and (3) approved by the parties pursuant to the Section 18.3.

         18.4.2.3 Similarly, Tenant shall execute and deliver to Landlord Easement documentation establishing Easements (1) encumbering portions of the Mount Pleasant Core Campus, (2) running in favor of portions of the Subject Land other than the Mount Pleasant Core Campus or the Greenburgh Core Campus and (3) approved by the parties pursuant to Section 18.3.

         18.4.2.4 Landlord shall execute and deliver to Tenant a bargain and sale deed with covenants conveying to Tenant fee simple title to the Mount Pleasant Core Campus, provided however that if Tenant can obtain insurable title to the Mount Pleasant Core Campus through a conveyance from Landlord by a bargain and sale deed (without covenants), such bargain and sale deed shall be sufficient..

         18.4.2.5 The documentation to be delivered to Tenant pursuant to Sections 18.4.2.2 and 18.4.2.4 above shall convey title free and




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

                        clear of any exceptions to title other than (i) the Permitted Exceptions (ii) any other exceptions created or approved by Tenant and (iii) any Easements approved by the parties pursuant to Section 18.3 or otherwise contemplated by this Ground Lease. The documentation to be delivered to Landlord pursuant to Section 18.4.2.3 above shall convey title free and clear of any exceptions to title other than (i) the Permitted Exceptions, (ii) any other exceptions created or approved by Landlord and (iii) any Easements burdening the portions of the Subject Land other than the Mount Pleasant Core Campus and approved by the Parties pursuant to Section 18.3. If Tenant fails to record the bargain and sale deed and any other documentation required to be recorded or filed pursuant to Sections
                        18.4.2.2 and 18.4.2.4 above promptly following delivery thereof to Tenant, Landlord shall, upon five (5) days' prior notice to Tenant, record such bargain and sale deed and any other documentation required to be recorded or filed pursuant to Sections 18.4.2.2 and 18.4.2.4 above at Tenant's expense.

     18.4.3 Holdback Amount. Tenant shall not be obligated to pay to Landlord any consideration in connection with the transfers contemplated in this Section 18.4 (it being understood that the Initial Rent payments under this Ground Lease constitutes adequate consideration for said transfer); provided, however, that if the later to occur of the Greenburgh Transfer Date and the Mount Pleasant Transfer Date occurs prior to the Outside Date, then on the later to occur of the Greenburgh Transfer Date and the Mount Pleasant Transfer Date, Landlord shall be entitled to distribution of the Holdback Amount from the escrow referenced in Section 4.1.2.

     18.4.4 "As Is". On each Transfer Date, the pertinent real property interest shall be conveyed on an "AS IS, WHERE IS" basis (provided that nothing herein shall be construed as relieving either party from any representations, warranties or other obligations which (a) by the terms of the Executory Lease Agreement, survive the "Lease Closing" thereunder (but, in the case of Landlord, subject to the limitations on Landlord's representations, warranties and covenants set forth in the Executory Lease Agreement) or (b) arise out of this Ground Lease and pertain to circumstances occurring prior to the Transfer Date or which survive the termination of this Ground Lease pursuant to the terms hereof).

      18.5 FURTHER ASSURANCES. Landlord and Tenant shall take such further actions, and execute such further documents, as either reasonably may request in order to consummate the transactions contemplated by this Article 18 (provided that neither party shall be obligated to take any such requested actions or documents which are inconsistent with the express terms of this Article 18).

ARTICLE 19.
MISCELLANEOUS.

      19.1 SUCCESSORS AND ASSIGNS. All agreements, terms, provisions and conditions in this Ground Lease shall extend and inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

      19.2 CAPTIONS. The captions of this Ground Lease are for convenience only, and are not to be construed as a part of this Ground Lease, and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

      19.3 SEVERABILITY. If any term or provision of this Ground Lease shall be to any extent held invalid or unenforceable, the remaining terms and provisions of this Ground Lease shall not be affected thereby, but each term and provision of this Ground Lease shall be valid and be enforced to the fullest extent permitted by law.

      19.4 CHOICE OF LAW. This Ground Lease shall be construed and enforced in accordance with the laws of the State of New York.

      19.5 ENTIRE AGREEMENT. This Ground Lease together with any documents by and between Landlord and Tenant entered into concurrently with the execution of this Ground Lease contain all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Ground Lease and such concurrent agreements, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Ground Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. Notwithstanding the foregoing, nothing herein shall limit the rights or obligations of Landlord and Tenant under the Executory Lease Agreement, to the extent that the same survive the "Lease Closing" thereunder (but subject to the limitations on Landlord's representations, warranties and covenants set forth in the Executory Lease Agreement).

      19.6 COUNTERPARTS. This Ground Lease may be executed in multiple counterparts each of which taken together shall constitute one and the same instrument.

      19.7 LANDLORD/TENANT RELATIONSHIP. Nothing herein contained shall be deemed or constructed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto.

      19.8 WAIVER. Any waiver given by either party with respect to performance by the other Party of any provision of this Ground Lease shall be construed only as a waiver of the particular provision in question and only then with respect to the particular failure to comply, and such waiver shall not be construed as a waiver of any separate failure to comply or of any other provisions of this Ground Lease.

      19.9 PRONOUNS AND SINGULAR/PLURAL. Feminine or neuter pronouns shall be substituted for those masculine form or vice versa, and the plural shall be substituted for the singular number or vice versa, in the place or places herein where the context may require such substitution or substitutions.

      19.10 TIME OF ESSENCE. Time is hereby declared to be of the essence in this Ground Lease and of each and every covenant, term, condition or provision hereof.





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

      19.11 FAIR MEANING. The language in all parts of this Ground Lease shall be in all cases construed as a whole according to its fair meaning, and not strictly for nor against either Landlord or Tenant.

      19.12 SECTION REFERENCES. Whenever the terms "Section" or "Exhibit" is used herein, such term shall be used with reference to a Section of this Agreement or an Exhibit that is attached to this Agreement unless the context clearly dictates that such reference shall be to a different document. Each Exhibit attached hereto is hereby incorporated herein.

      19.13 GROUND LEASE REVIEWED. Landlord and Tenant have carefully read and reviewed this Ground Lease and each term and provision contained herein, and each of them has referred this Ground Lease to its own legal counsel for review and advice as to the legal consequences of this Ground Lease. Landlord and Tenant acknowledge their informed and voluntary consent thereto. Landlord and Tenant further agree that, at the time this Ground Lease is executed, the terms of this Ground Lease are commercially reasonable and effectuate the intent and purpose of Landlord and Tenant with respect to the Real Property.

      19.14 OBLIGATIONS AS COVENANTS. Each obligation of any Party hereto expressed in this Ground Lease even though not expressed as a covenant, is to be considered a covenant for all purposes.

      19.15 ADDITIONAL DOCUMENTS. The parties hereto agree to execute, acknowledge and deliver such further documents as may be necessary or proper to carry out the purpose and intent of this Ground Lease.

      19.16 WAIVER OF JURY TRIAL. LANDLORD AND TENANT IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION ARISING OUT OF OR RELATING TO THIS GROUND LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT REGARDING THE PREMISES, ENFORCEMENT OF THIS GROUND LEASE, TENANT'S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM OF INJURY OR DAMAGE ARISING BETWEEN LANDLORD AND TENANT, OR ANY ACTIONS OF LANDLORD IN CONNECTION WITH OR RELATING TO THE ENFORCEMENT OF THIS GROUND LEASE.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Ground Lease as of the date first above written.

                                      LANDLORD:

                                      EASTVIEW HOLDINGS LLC,
                                      a
                                        ---------------------------------------

                                      By:
                                         --------------------------------------
                                         its manager


                                      By:
                                          -------------------------------------
                                          Name:
                                               --------------------------------

                                          Title:
                                                 ------------------------------


                                      By:
                                         --------------------------------------
                                          Name:
                                               --------------------------------

                                          Title:
                                                 ------------------------------


                                      TENANT:

                                      ----------------------------------------
                                      a
                                       ---------------------------------------

                                      By:
                                         -------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:
                                            ----------------------------------




                         [GROUND LEASE SIGNATURE PAGE]